Exhibit 99.1

Report of Independent Auditors

First Wind Holdings, LLC

Management

We have audited the accompanying combined financial statements of First Wind Operating Entities (the Company), which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, cash flows and capital for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of First Wind Operating Entities at December 31, 2014 and 2013, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young

Boston, Massachusetts

March 30, 2015

First Wind Operating Entities

Combined Balance Sheets

(in thousands)

	December 31,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$23,456	$17,217
Restricted cash	32,810	34,638
Accounts receivable, net	9,434	8,843
Prepaid expenses and other current assets	6,074	5,926
Derivative assets	7,557	8,586

Total current assets	79,331	75,210
Property, plant and equipment, net	909,689	929,199
Construction in progress	43,346	—
Long-term derivative assets	43,150	30,595
Other non-current assets, net	34,646	34,443
Deferred financing costs, net	18,515	17,608

Total assets	$1,128,677	$1,087,055

Liabilities and Capital
Current liabilities:
Accrued capital expenditures	$18,175	$979
Accounts payable and accrued expenses	7,125	4,624
Current portion of derivative liabilities	644	588
Current portion of long-term debt	18,055	64,969
Current portion of deferred revenue	957	1,037

Total current liabilities	44,956	72,197
Long-term derivative liabilities	15	11,437
Long-term debt, net of current portion	498,012	475,705
Deferred revenue	3,800	3,628
Other long-term liabilities	2,209	5,590
Asset retirement obligations	11,302	12,317

Total liabilities	560,294	580,874

Redeemable noncontrolling interest	—	16,080

Capital:
Parent’s contributions, net	599,092	568,018
Accumulated deficit	(137,463)	(176,206)

Total parent’s capital	461,629	391,812
Noncontrolling interests	106,754	98,289

Total capital	568,383	490,101

Total liabilities and capital	$1,128,677	$1,087,055

See accompanying notes to combined financial statements.

First Wind Operating Entities

Combined Statements of Operations

(in thousands)

	Year Ended December 31,
	2013	2014
Revenues:
Revenues	$102,042	$120,916
Cash settlements of derivatives	5,656	5,419
Fair value changes in derivatives	(11,245)	(9,467)

Total revenues	96,453	116,868
Cost of revenues:
Project operating expenses	45,924	53,720
Depreciation and amortization	43,650	45,533

Total cost of revenues	89,574	99,253

Gross profit	6,879	17,615
Other operating expenses:
Project development	823	63
General and administrative	5,103	8,203

Total other operating expenses	5,926	8,266

Income from operations	953	9,349
Fair value changes in derivatives	7,566	(13,925)
Other income	28,329	60
Interest expense, net	(33,496)	(38,108)

Net income (loss)	3,352	(42,624)
Less: net income attributable to noncontrolling interests	(2,692)	(1,281)
Less: net loss attributable to reedemable noncontrolling interests	—	5,162

Net income (loss) attributable to the First Wind Operating Entities	$660	$(38,743)

See accompanying notes to combined financial statements.

First Wind Operating Entities

Combined Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2013	2014
Cash flows from operating activities:
Net income (loss)	$3,352	$(42,624)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43,650	45,533
Amortization of deferred financing costs	2,773	2,979
Unrealized loss on derivative instruments	3,679	23,392
Gain (loss) on sale of assets	1,767	(20)
Assets received in settlement	(3,392)	—
Property and casualty insurance proceeds	(13,500)	—
Loss on early extinguishment of debt	7,998	—
Swap breakage fees paid upon early extinguishment of debt	(7,565)	—
Changes in assets and liabilities:
Accounts receivable	2,803	591
Prepaid expenses and other current assets	(565)	148
Other non-current assets	(2,769)	(332)
Other liabilities	602	4,581
Accounts payable and accrued expenses	(8,133)	(2,498)
Deferred revenue	(94)	(92)

Net cash provided by operating activities	30,606	31,658

Cash flows from investing activities:
Capital expenditures, net	(26,054)	(26,829)
Changes in restricted cash	(6,872)	(1,828)
Property and casualty insurance proceeds	13,500	—
Proceeds from the sale of assets, net	793	22

Net cash used in investing activities	(18,633)	(28,635)

Cash flows from financing activities:
Proceeds from borrowings, net of issuance costs	332,528	70,793
Proceeds from sale of non-controlling subsidiary company interests, net	601	20,041
Repurchase of subsidiary company interests	(8,942)	—
Repayment of borrowings	(344,325)	(48,600)
Payment for interest rate cap agreement	—	(500)
Net distributions to noncontrolling interests	(14,586)	(9,514)
Net contributions from (distributions to) parent	13,503	(41,482)

Net cash provided by (used in) financing activities	(21,221)	(9,262)

Net change in cash and cash equivalents	(9,248)	(6,239)
Cash and cash equivalents, beginning of period	32,704	23,456

Cash and cash equivalents, end of period	$23,456	$17,217

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$36,648	$30,896
Non-cash investing activities:
Fair value of asset retirement obligations	(533)	69
Non-cash financing activities:
Assets contributed by parent	18,795	10,408

See accompanying notes to combined financial statements.

First Wind Operating Entities

Combined Statements of Capital

(in thousands)

	Parent’s Contributions, net	Accumulated Deficit	Subtotal	Noncontrolling Interests	Total
Balance at December 31, 2012	$566,973	$(138,123)	$428,850	$127,362	$556,212
Net contribution (distribution)	32,298	—	32,298	(14,421)	17,877
Repurchase of noncontrolling interests	(63)	—	(63)	(8,879)	(8,942)
Transaction costs associated with tax equity financing	(116)	—	(116)	—	(116)
Net income	—	660	660	2,692	3,352

Balance at December 31, 2013	$599,092	$(137,463)	$461,629	$106,754	$568,383
Net distribution	(31,074)	—	(31,074)	(9,746)	(40,820)
Net income (loss)	—	(38,743)	(38,743)	1,281	(37,462)

Balance at December 31, 2014	$568,018	$(176,206)	$391,812	$98,289	$490,101

See accompanying notes to combined financial statements.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

NOTE 1 —BUSINESS

The accompanying combined financial statements include the historical accounts of selected operating entities (First Wind Operating Entities) of First Wind Holdings, LLC (First Wind), which are the subject of a purchase and sale agreement. The First Wind Operating Entities operate utility-scale wind and solar energy projects in the Northeastern region of the continental United States and Hawaii and rely on First Wind and certain of First Wind’s subsidiaries for management services related to administration, operations and maintenance.

At December 31, 2014, the First Wind Operating Entities operate the following renewable energy projects with a total of 517 megawatts (MW) in gross nameplate capacity:

Project	Capacity (MW)		Commercial Operation

Wind
Northeast
Blue Sky East, LLC (Bull Hill)	34		October 2012
Canandaigua Power Partners, LLC and Canandaigua Power Partners II, LLC (together, Cohocton)	125		January 2009
Erie Wind, LLC (Steel Winds II)	15		January 2012
Evergreen Wind Power, LLC (Mars Hill)(1)	42		March 2007
Evergreen Wind Power III, LLC (Rollins)	60		July 2011
Niagara Wind Power, LLC (Steel Winds I)	20		June 2007
Stetson Holdings, LLC (Stetson I)	57		January 2009
Stetson Wind II, LLC (Stetson II)	26		March 2010
Vermont Wind, LLC (Sheffield)	40		October 2011

Hawaii
Kaheawa Wind Power, LLC (KWP I)(1)	30		June 2006
Kaheawa Wind Power II, LLC (KWP II)(2)	21		July 2012
Kahuku Wind Power, LLC (Kahuku)(2)	30		March 2011

	500
Solar
Mass Solar 1, LLC (Mass Solar 1)(1)	17	(3)	May 2014

	517

(1)	Partially-owned (tax equity)
(2)	Partially-owned (percentage interest)
(3)	Solar capacity presented in Megawatts AC

Subsequent Events

TerraForm Acquisition. On January 29, 2015, the First Wind Operating Entities were acquired by TerraForm Power, Inc. (TerraForm). Certain loans and related interest rate swaps were paid off as noted in Note 6.

SunEdison Acquisition of First Wind. On January 29, 2015, simultaneously with the TerraForm acquisition, First Wind and the First Wind subsidiaries that are not part of the First Wind Operating Entities were acquired by SunEdison, Inc. (SunEdison). Certain loans were paid off as noted in Note 6.

MNA Buyout. On January 14, 2015, the First Wind Operating Entities purchased from its partner, Makani Nui Associates, LLC (MNA), the membership interests in Hawaii Holdings, LLC and Kahuku Holdings, LLC, partial owners of KWP II and Kahuku, respectively. The equity interests were purchased for $2.4 million.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Mars Hill Tax Equity Modification. On March 27, 2015, the First Wind Operating Entities finalized an agreement with its partners, Nationwide Wind Portfolio, LLC and WFC Holdings Corporation, to amend the terms of Mars Hill’s membership agreement.

NOTE 2 —LIQUIDITY

The First Wind Operating Entities have relied on parent contributions, secured and unsecured debt, and grants under the American Recovery and Reinvestment Act of 2009 (ARRA) to fund project development spending, procurement of wind turbine generators and construction costs. As described in Note 1, the First Wind Operating Entities were acquired by TerraForm on January 29, 2015 and, with the exception of the Bull Hill financing, all debt was paid off at that time using proceeds from both the TerraForm and SunEdison acquisitions, as noted in Note 6. The First Wind Operating Entities’ cash on hand at December 31, 2014, along with expected operating cash flows will provide the First Wind Operating Entities with sufficient working capital to meet obligations as they become due through December 31, 2015.

NOTE 3 —SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination and Basis of Presentation

Overview. The accompanying combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) from the consolidated financial statements and accounting records of First Wind using the historical results of operations and historical cost basis of the assets and liabilities of First Wind that comprise the First Wind Operating Entities. These financial statements have been prepared solely to demonstrate the First Wind Operating Entities’ historical results of operations, financial position, and cash flows for the indicated periods under First Wind’s management. All intercompany balances and transactions within the First Wind Operating Entities have been eliminated. Transactions and balances between the First Wind Operating Entities and First Wind and its subsidiaries are reflected as related party transactions within these financial statements. Subsequent events potentially affecting the combined financial statements have been evaluated through March 30, 2015, the date these combined financial statements were issued.

The accompanying combined financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to the First Wind Operating Entities. In addition, certain general and administrative costs related to the First Wind Operating Entities have been allocated from First Wind. The First Wind Operating Entities receive service and support functions from First Wind and its subsidiaries under administrative services (ASA) and operations and maintenance (O&M) agreements. The First Wind Operating Entities’ operations are dependent upon First Wind and its subsidiaries’ ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to the First Wind Operating Entities using First Wind’s historical cost allocation methodologies, and primarily reflect an allocation of employee and technology costs. Changes in the net parent contribution account in the combined balance sheets, related to services performed under the ASA and O&M agreements, have been considered cash receipts and payments for the purposes of the combined statements of cash flows and are reflected in financing activities. Changes in the net parent contribution account resulting from contributions or distributions of assets and liabilities from First Wind have been considered non-cash financing activities for purposes of the combined statements of cash flows and have been transferred at cost. Debt specific to the First Wind Operating Entities has been reflected in these combined financial statements as described in Note 6.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by First Wind to be a reasonable reflection of the utilization of services provided to or the benefit received by the First Wind Operating Entities during the periods presented relative to the total costs incurred by First Wind. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the First Wind Operating Entities been an entity that operated independently of First Wind.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Variable Interest Entities. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities such as variable interest entities (VIEs), through arrangements that do not involve controlling voting interests. A variable interest holder is required to consolidate a VIE as its primary beneficiary if that party has the power to direct the activities that would significantly impact the entity’s performance, if it has the obligation to absorb the losses of a VIE or receive benefits that could potentially be significant to the VIE, or both. As of December 31, 2013 and 2014, the First Wind Operating Entities did not have any variable interests in a VIE.

Noncontrolling Interests. The First Wind Operating Entities use a hypothetical liquidation at book value (HLBV) method to account for noncontrolling interests in projects where it has entered into tax equity capital transactions. HLBV uses a balance sheet methodology that considers the noncontrolling interest holder’s claim on the net assets of the entity assuming a liquidation event. Equity in income or loss under HLBV is determined by calculating the change in the amount of net worth the tax equity investors are legally able to claim based on an assumed liquidation at book value of the entity at the beginning of the reporting period compared to the end of that period. The periodic changes in noncontrolling interest in the combined balance sheets, excluding impact of cash distributions, are recognized by the First Wind Operating Entities as “Net (income) loss attributable to noncontrolling interests” or “Net (income) loss attributable to redeemable noncontrolling interest” in the combined statements of operations.

The First Wind Operating Entities account for noncontrolling interests not related to tax equity capital transactions by applying the noncontrolling interest’s proportional ownership interest to the periodic operating results of the entity.

Segment Data

The First Wind Operating Entities operations are managed on a combined, single-segment basis for purposes of assessing performance and making operating decisions.

Use of Estimates and Market Risks

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management’s estimates and judgments are derived and continually evaluated based on available information, historical experience and various other assumptions that are believed to be reasonable under the circumstances. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates. In recording transactions and balances resulting from business operations, management makes estimates based on the best information available at the time the estimate is made. Estimates are used for such items as depreciable lives of property, plant and equipment; amortization periods for identifiable intangible assets; valuation of long-term commodity contracts and interest rate swaps; and asset retirement obligations (AROs). In addition, estimates are used to test long-lived assets for impairment and to determine the fair value of impaired assets. As better information becomes available or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior estimates.

The First Wind Operating Entities are subject to risks associated with price movements of energy commodities and credit associated with its commercial activities; reliability of the systems, procedures and other infrastructure necessary to operate the business; changes in laws and regulations; weather conditions; financial market conditions and access to and pricing of capital; the creditworthiness of its counterparties; reliance on tax equity financing arrangements; ability to meet obligations under debt instruments; and the successful operation of power markets, among other items.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Concentrations of Credit Risk

The First Wind Operating Entities are subject to concentrations of credit risk primarily through cash and cash equivalents, accounts receivable, and derivative instruments. The First Wind Operating Entities mitigate risk with respect to cash and cash equivalents and derivative instruments by maintaining deposits and contracts at high-quality financial institutions and monitoring the credit ratings of those institutions.

The First Wind Operating Entities derive a large portion of their electricity and renewable energy certificate (REC) revenues from a small number of customers. The First Wind Operating Entities have experienced no credit losses to date on their electricity and REC sales, and do not anticipate material credit losses to occur in the future with respect to related accounts receivable. No allowance for doubtful accounts is provided as of December 31, 2013. In 2014, the First Wind Operating Entities determined that $0.9 million of outstanding business interruption recoveries related to the Kahuku outages, described below, may not be received. The First Wind Operating Entities recorded an allowance for doubtful accounts for the full amount, which is included in accounts receivable on the accompanying combined balance sheets as of December 31, 2014.

Derivative Financial Instruments and Risk Management Activities

In the normal course of business, the First Wind Operating Entities employ financial instruments to manage their exposure to fluctuations in commodity prices and interest rates. The First Wind Operating Entities do not engage in speculative derivative activities or derivative trading activities. The First Wind Operating Entities enter into long-term cash settled swap agreements to hedge commodity price variability inherent in electricity sales arrangements. In instances where the First Wind Operating Entities sell electricity at market prices (e.g., where it has no full-output fixed price, long-term power purchase agreement (PPA) in place), the First Wind Operating Entities seek to protect themselves against significant variability in spot electricity prices by entering into financial hedge transactions to help stabilize estimated revenue streams. These price swap agreements involve periodic notional quantity settlements where the First Wind Operating Entities swap market prices for fixed prices, based on a commodity or market price index, over the term of an agreement.

The First Wind Operating Entities use interest rate swap and cap agreements to convert anticipated cash interest payments under its variable rate financing arrangements to a fixed rate basis. These agreements involve the receipt of variable payments in exchange for fixed payments over the term of the agreements without the exchange of the underlying principal amounts.

The First Wind Operating Entities record, as either assets or liabilities, all derivative instruments in the combined balance sheets at their respective fair values. The estimated fair values of derivative instruments are calculated based on market rates. These values represent the estimated amounts the First Wind Operating Entities would receive or pay on termination of agreements, taking into consideration current market rates and the current creditworthiness of the counterparty.

The First Wind Operating Entities have not formally documented or designated their commodity price and interest rate swaps as hedges and therefore do not apply hedge accounting to these instruments. All derivative instruments have been marked to market through earnings.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of all cash balances and highly liquid investments with original maturity of three months or less. Cash balances that are restricted by various financing arrangements are classified as restricted cash in the accompanying combined balance sheets.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Revenue Recognition

The First Wind Operating Entities earn revenue from the sale of electricity and RECs. The First Wind Operating Entities recognize revenues from the sale of electricity at market prices or under long-term PPAs based upon the output delivered at rates specified under the contracts. The First Wind Operating Entities recognize revenues from the sale of RECs based upon the certificates delivered at rates specified under the contracts. The First Wind Operating Entities defer recognition of revenue from sales of electricity and RECs in instances when criteria to recognize revenue have not been met.

Revenues by major customer were as follows (in thousands, except percentages):

	Year Ended December 31,
	2013		2014
Hawaiian Electric Company(1)	$9,931	10%	$11,410	9%
ISO New England	20,518	20	23,236	19
Maui Electric Company	23,384	23	27,993	23

Total revenue by major customers	53,833	53	62,639	51
Revenues from all other customers	48,209	47	58,277	49

	$102,042	100%	$120,916	100%

(1)	Includes $8,568 of business interruption insurance proceeds Kahuku received in connection with its outages for the year ended December 31, 2013. In 2014, the First Wind Operating Entities recorded an allowance for doubtful accounts of $900 related to additional amounts owed for this outage.

The First Wind Operating Entities evaluate their long-term PPAs to determine whether they are leases. In the case of leases, at the inception of the lease or subsequent modification, the First Wind Operating Entities determine whether the lease is an operating or capital lease based upon its terms and characteristics. The First Wind Operating Entities have determined that several of its long-term PPAs are operating leases. The First Wind Operating Entities recognize revenues generated under these PPAs as contingent rental income as energy is delivered. Revenue from these PPAs is included in revenues in the accompanying combined statements of operations when it becomes probable of receipt.

Prior to commercial operations of its renewable energy projects, during the commissioning stage, the First Wind Operating Entities may generate electricity produced in the process of testing its wind turbines and solar panels. Revenue from testing is deferred and amortized over the estimated life of the project.

As described in the Derivative Financial Instruments and Risk Management Activities section of this Note 3, revenues also include mark to market adjustments and cash settlements on commodity swaps.

The First Wind Operating Entities insure against losses stemming from business interruptions. In the year ended December 31, 2013, the First Wind Operating Entities recognized $8.6 million of business interruption recoveries that resulted from a fire at Kahuku’s battery energy storage system (BESS). The recoveries are included in revenues in the accompanying combined statements of operations. The First Wind Operating Entities did not receive any business interruption insurance during the year ended December 31, 2014.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Cost of Revenues

Cost of revenues includes transmission costs, project operating expenses and depreciation and amortization of operating assets. Project operating expenses consist of such costs as contracted operations and maintenance fees, turbine and related equipment warranty fees, land rent, insurance, professional fees, operating personnel salaries and the cost of permit compliance.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Renewals and betterments that increase the useful lives of the assets are capitalized. Depreciation is recorded on a straight-line basis, and the First Wind Operating Entities review the estimated useful lives of property, plant and equipment on an ongoing basis. Renewable energy project equipment and related assets are depreciated over their estimated useful lives of 25 to 30 years on a straight-line basis. Non-renewable energy project-related assets are depreciated over their estimated useful lives, which range from 3 to 7 years.

Construction in progress expenditures, insurance, interest and other costs related to construction activities are capitalized. As each project begins commercial operations, construction in progress is reclassified to property, plant and equipment and is depreciated over the estimated useful lives of the underlying assets.

The First Wind Operating Entities’ construction and equipment procurement agreements contain damage clauses relating to construction delays and contractually-specified performance targets. These clauses are negotiated to cover lost margin or revenues from a wind or solar energy project that is unable to operate when required or to perform as guaranteed. Liquidated damages received related to construction activities, and those payments received related to the failure to meet contractually specified performance targets or completion dates prior to commercial operations, are recorded as a reduction of construction in progress.

The proceeds from ARRA grants for wind energy projects have been recorded as a reduction of the cost of the wind energy projects’ property, plant and equipment. These proceeds are recognized in the combined statements of operations as a reduction in depreciation expense over the lives of the wind energy projects.

Project Development Costs

The First Wind Operating Entities expense all project development costs, primarily consisting of initial permitting, land rights, preliminary engineering work, analysis of project resources, analysis of project economics and legal work, until management deems a project probable of being technically, commercially and financially viable. Once this determination has been made, the First Wind Operating Entities begin capitalizing project development costs.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Interest Capitalization

The First Wind Operating Entities capitalize interest on borrowed funds used to finance capital projects. Capitalization is discontinued when a project achieves commercial operation or when construction is terminated. The First Wind Operating Entities incurred interest expense of $33.8 million and $39 million, respectively, for the years ended December 31, 2013 and 2014. Of these amounts, the following was capitalized and is classified as follows in the accompanying combined balance sheets (in thousands):

	December 31,
	2013	2014
Property, plant and equipment	$—	$864
Construction in progress	311	—

Total interest capitalized during the period	$311	$864

Impairment of Long-Lived Assets

Long-lived assets primarily include property, plant and equipment. The First Wind Operating Entities periodically review long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. If there is an indication of impairment, the undiscounted cash flows are compared to the recorded value of the asset. If the undiscounted cash flows are less than the recorded value of the asset, the asset is reduced to its estimated fair value based on a discounted cash flow analysis. Determining the fair value of long-lived assets includes significant judgment by management, and different judgments could yield different results. No impairment of long-lived assets was recorded for the years ended December 31, 2013 and 2014.

Asset Retirement Obligations

The First Wind Operating Entities record the fair value of an ARO as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets is incurred. Fair value is calculated utilizing a market approach based on the amount required to enter into an identical liability. The calculation takes into consideration the credit risk of the First Wind Operating Entities.

The First Wind Operating Entities enter into agreements to lease land on which to construct and operate renewable energy projects. Pursuant to certain lease agreements, as well as applicable permits, the First Wind Operating Entities are required to decommission renewable energy project equipment and provide for reclamation of the leased property upon the expiration, termination or cancellation of the lease agreements or cessation of commercial operation of the renewable energy project.

The First Wind Operating Entities have recorded the offsetting asset to the initial obligation as an increase to the carrying amount of the related long-lived asset and depreciates that cost over the life of the asset. The liability is accreted at the end of each period to reflect the passage of time.

Determination of AROs requires a significant number of assumptions and estimates that affect the valuation of the obligation. These estimates can change as the result of various factors including new developments or better information. Accordingly, the First Wind Operating Entities periodically reevaluate these estimates. A significant change therein could materially change the value of the obligation.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Deferred Financing Costs

Deferred financing costs represent external costs incurred to obtain debt financing and are amortized over the terms of the related debt agreements. These costs are amortized using the effective interest method in instances where the use of the straight-line method generates materially different results. Prior to renewable energy projects reaching substantial completion, non-cash interest from amortization of deferred financing costs related to construction activities is capitalized. Amortization of deferred financing costs is included in interest expense in the accompanying combined statements of operations. As of December 31, 2013 and 2014, the First Wind Operating Entities had deferred financing costs of $26.1 million and $28.1 million, with accumulated amortization of $7.6 million and $10.5 million, respectively.

Other Non-Current Assets

Other non-current assets primarily include deposits, prepaid turbine warranty and maintenance contracts, acquired intangible assets, gearbox overhaul costs, inventory, and the cost of structures constructed as required by the terms of certain PPAs and interconnection agreements.

Intangible assets consist primarily of a premium paid to acquire control of the First Wind Operating Entities’ Mars Hill project assets, land studies, maps and surveys, wind studies and data, interconnection studies and permits. These finite-lived acquired intangible assets are amortized using the straight-line method over their expected period of benefit. As of December 31, 2013 and 2014, the First Wind Operating Entities had intangible assets of $14.4 million, with accumulated amortization of $4.7 million and $5.2 million, respectively. The First Wind Operating Entities recorded amortization expense of $0.5 million per year for the years ended December 31, 2013 and 2014. As of December 31, 2014, amortization of finite-lived intangible assets is expected to be approximately $0.5 million per year for each of the next five years, with an aggregate amount of $6.5 million remaining to be expensed thereafter.

The cost of the finite-lived structures constructed as required by the terms of certain PPAs and interconnection agreements are amortized using the straight-line method over their expected period of benefit. As of December 31, 2013 and 2014, the First Wind Operating Entities had related assets of $18.5 and $15.5 million, with accumulated amortization of $0.9 million and $1.6 million, respectively. The change in 2014 is related to a $3 million refund received in connection with the interconnection rebuild at Kahuku. For the years ended December 31, 2013 and 2014, the First Wind Operating Entities recorded amortization expense of $0.3 million and $0.5 million, respectively, which offsets revenues on the accompanying combined statements of operations. In addition, the First Wind Operating Entities recorded gearbox overhaul amortization expense of $0.3 million and $0.3 million for the years ended December 31, 2013 and 2014, respectively, which is included in project operating expenses on the accompanying combined statements of operations.

Repair and maintenance activities, with the exception of gearbox overhauls, are expensed as incurred. Gearbox overhauls are accounted for as planned major maintenance activities using the deferral method and are amortized from the date of the overhaul to the date of the next expected overhaul, generally 10 years, using the straight-line method. The First Wind Operating Entities review the expected overhaul periods for their gearboxes on an ongoing basis. As of December 31, 2013 and 2014, the First Wind Operating Entities had capitalized $7.2 and $11.7 million of gearbox overhaul costs, with accumulated amortization expense of $0.3 and $1.3, respectively. For the years ended December 31, 2013 and 2014, the First Wind Operating Entities recorded amortization expense of $0.3 and $1.0 million, respectively, which is included in project operating expense on the accompanying combined statements of operations.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Income Taxes

The First Wind Operating Entities have been organized as limited liability companies and are disregarded entities that flow to partnerships or are treated as partnerships for federal and state income tax purposes. No provision for income taxes has been made, as income taxes are assessed at the parent level.

The First Wind Operating Entities’ policy is to record estimated interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2013 and 2014, the First Wind Operating Entities had no accrued interest or penalties recorded related to uncertain tax positions. The First Wind Operating Entities established no reserves for uncertain tax positions.

Other Income

Other income and expenses include gains or losses on the sale of assets, losses on disposal and impairment of assets, losses on early extinguishments of debt, interest income, settlements, certain legal expenses, and immaterial miscellaneous income. The following table reflects the amounts that are recorded within other income on in the First Wind Operating Entities’ combined statements of operations for the years ended December 31, 2013 and 2014:

	Year Ended
	December 31, 2013	December 31, 2014
Gain (loss) on sale of assets	$(1,767)	$20
Property and casualty recoveries	13,500	—
Loss on early extinguishment of debt	(7,998)	—
Settlement proceeds(1)	25,904	—
Other	(1,310)	40

	$28,329	$60

(1)	Related to Clipper Master Agreement, further discussed in Note 10

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Leases

In the ordinary course of business, the First Wind Operating Entities have entered into non-cancelable operating leases, such as land leases to site its wind energy projects, office facilities and related equipment leases and construction equipment leases. These leases expire at various dates through 2056, but may include options that permit renewals for additional periods. Rent abatements and escalations are recognized on a straight-line basis over the lease term, including any option period included in the determination of the lease term.

On November 21, 2012, the First Wind Operating Entities sold substantially all of Bull Hill’s property, plant and equipment to a financial institution and simultaneously entered into a long-term lease with that financial institution for use of these assets. The transaction was accounted for under ASC 840-40 Sale-Leaseback Transactions. The transaction does not qualify as a sale as the First Wind Operating Entities have the option to purchase the leased assets at fair value in year 15 of the lease, and as a result, has been accounted for as a financing.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

The leased assets remain on the First Wind Operating Entities’ combined balance sheet and are depreciated over their useful lives. The First Wind Operating Entities’ remaining obligations under the lease are recorded as long-term debt as further described in Note 6.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accrued capital expenditures, accounts payable and accrued expenses approximates their fair value because of the short-term maturity of these instruments. The First Wind Operating Entities believe the carrying amounts of debt approximate fair value as the instruments generally bear interest at variable rates. The Kahuku Term Loan (as defined in Note 6) is at a fixed rate, but interest rates and risk premiums have not fluctuated significantly since the loan was made and therefore the First Wind Operating Entities believe the carrying amount approximates fair value. The estimated fair values of derivative instruments are calculated based on market rates. These values represent the estimated amounts the First Wind Operating Entities would receive or pay to terminate the agreements, taking into consideration market rates and the current creditworthiness of the First Wind Operating Entities and the counterparties.

Significant New Accounting Policies

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which provides that the amount of revenue recognized should be equal to the consideration that the entity expects to be entitled to for those promised goods or services. ASU 2014-09 provides for a five-step approach to recognizing and measuring revenue and supersedes most current revenue recognition guidance. ASU 2014-09 is effective for reporting periods beginning after December 15, 2017 for non-public entities, with early adoption permitted for reporting periods beginning after December 15, 2016. The standard permits the use of either a retrospective or a cumulative effect transition method. The First Wind Operating Entities have not determined when they will adopt ASU 2014-09 or which transition method they will use or the effect it will have on their financial statements.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements- Going Concern (Subtopic 205-40) (ASU 2014-15), which intends to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and provide related footnote disclosures. ASU 2014-15 is effective for reporting periods beginning December 31, 2016. The First Wind Operating Entities do not expect the adoption of this standard to have a material impact their combined financial position, results of operations and cash flows.

NOTE 4 —NONCONTROLLING INTERESTS AND TAX EQUITY TRANSACTIONS

The First Wind Operating Entities have sold equity interests in certain projects under tax equity financing arrangements. These financing arrangements entitle the tax equity investors to substantially all of the production and investment tax credits and taxable income or loss generated by the project, including the tax benefits of accelerated depreciation available under the tax code (together referred to as the project’s “tax attributes”), and a portion of the operating cash flows, until the tax equity investors achieve their targeted investment returns and return of capital. Upon a tax equity investments’ meeting targets specified in the related tax equity agreement, the First Wind Operating Entities have the option to acquire the tax equity investors’ interest at the price described within the respective agreements. Generally, this price would be the higher of the investor’s capital account or the then-current market value of their interest or an amount sufficient to provide the investor with the return outlined in the agreement. The First Wind Operating Entities retain controlling interests in the subsidiaries that own the projects, and combine such subsidiaries. The terms of the tax equity financing arrangements also include restrictions on the transfer of assets from the relevant subsidiary without the consent of the tax equity investors.

For the years ended December 31, 2013 and 2014, the First Wind Operating Entities made distributions to tax equity investors and a noncontrolling member of the subsidiary that owns KWP I of $2.7 million and $7.2 million, respectively, and to tax equity investors in the subsidiary that owns Mars Hill of $1.9 million and $2.2 million,

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

respectively. The First Wind Operating Entities made distributions to the tax equity investor in Sheffield of $10 million for the year ended December 31, 2013. On May 31, 2013, the First Wind Operating Entities repurchased the tax equity interest in Sheffield for $8.9 million.

Noncontrolling interests in subsidiaries are composed of the following as of December 31, 2013 and December 31, 2014 (in thousands):

	December 31,
	2013	2014
Noncontrolling interest attributable to:
Tax equity investors	$102,378	$95,017
Other subsidiary equity ownership interests	4,376	3,272

Total noncontrolling interest	$106,754	$98,289

On August 22, 2013, the First Wind Operating Entities entered into a tax equity financing agreement with Firstar Development, LLC (Firstar) for the sale of equity interests in Mass Solar 1 Holdings, LLC. The initial capital contribution of $1.2 million was received in 2013 and was accounted for as a deposit in accordance with ASC 360-20 Property, Plant and Equipment – Real Estate Sales (ASC 360-20). The remaining contribution of $20 million was received in August 2014.

Firstar has been determined to hold a redeemable noncontrolling interest in the project. The tax equity financing agreement gives the investor the right to redeem its membership interest for an amount equal to the fair market value plus any accrued and unpaid guaranteed distributions during the six month period following the anniversary of the date the tax equity investment has met the targets specified in the agreement. As of December 31, 2014, the tax equity investment in the amount of $ 16.1 million is classified as redeemable noncontrolling interest on the accompanying combined balance sheets.

NOTE 5 —PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment is comprised of the following as of December 31, 2013 and 2014 (in thousands):

	December 31,		Estimated
	2013	2014	Useful Life
Land	$12,354	$9,453
Land and leasehold improvements	73,371	74,240	Economic life/ remaining lease term
Furniture, fixtures, vehicles and other	11,015	12,941	3 - 7 years
Asset retirement obligations	7,627	7,695	25 - 30 years
Power generation equipment	990,906	1,054,547	3 - 30 years

	1,095,273	1,158,876
Accumulated depreciation	(185,584)	(229,677)

	$909,689	$929,199

Depreciation expense for all property, plant and equipment for the years ended December 31, 2013 and 2014 was $42.2 million and $44.1 million, respectively.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

The First Wind Operating Entities have determined that their long-term PPAs at Kahuku, KWP I, KWP II and Mars Hill are operating leases. The property, plant and equipment at these projects subject to the operating leases included in the December 31, 2014 combined balance sheet were as follows (in thousands):

Land	$8,046
Land and leasehold improvements	21,555
Furniture, fixtures, vehicles and other	6,836
Asset retirement obligations	3,371
Wind power generation equipment	326,998

366,806
Accumulated depreciation	(79,604)

$287,202

Since the revenues of the projects are based on their respective variable output, there are no minimum future rental payments; therefore, the revenues of the projects are classified as contingent rental payments. Contingent rental payments included in income were $41.1 million and $46.2 million for the years ended December 31, 2013 and 2014, respectively.

NOTE 6 —DEBT

The First Wind Operating Entities enter into loan agreements with financial institutions to finance the construction of renewable energy projects and the acquisition of turbines, solar panels and related equipment. The First Wind Operating Entities’ combined debt includes recourse and non-recourse borrowings entered into by the First Wind Operating Entities.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

The First Wind Operating Entities had the following loans outstanding as of December 31, 2013 and 2014 (in thousands except percentages):

				Balance at
	Interest Rate		Maturity	December 31, 2013	December 31, 2014
Construction Loans
Mass Solar Construction Loan	L + 3.50	%(3)	2014	$7,615	$—

Bridge Loan
FWPV Capital Bridge Loan(2)	L + 5.50	%(3)	2015	—	40,000

Term Loans
Kahuku Term Loan(1)	3.56%		2028	73,935	65,359
KWP II Term Loan(1)	L + 3.00	%(4)	2018	43,540	42,277
Mass Solar Term Loan(1)	L + 3.50	%(4)	2024	—	26,872
Hawaiian Island Holdings Loan(2)	L + 8.00	%(4)	2015	15,473	12,586
Northeast Wind Capital(1)	L + 4.00	%(5)	2020	316,600	296,164

Other
Bull Hill Financing	2.81%		2032	62,055	59,816
Mass Solar Working Capital Loan(1)	L + 3.50	%(3)	2024	—	400

Gross Indebtedness				519,218	543,474
Unamortized Discount				(3,151)	(2,800)

Carrying Value				516,067	540,674
Debt with maturities less than one year				18,055	64,969

Total long-term debt				$498,012	$475,705

(1)	Loan was paid off in full on January 29, 2015 in conjunction with the TerraForm acquisition of the First Wind Operating Entities.
(2)	Loan was paid off in full on January 29, 2015 in conjunction with the SunEdison acquisition of First Wind.
(3)	As of December 31, 2014, L + equals 1 month LIBOR plus x%
(4)	As of December 31, 2014, L + equals 3 month LIBOR plus x%
(5)	If LIBOR is under 1.00%, interest is equal to 1.00% + 4.00%

Debt Facilities

KWP I Term Loan. On August 16, 2007, the First Wind Operating Entities through KWP I, an indirect subsidiary, entered into a term loan with HSH which allows KWP I to draw up to $15 million to finance any payment due upon the termination of its commodity swap (KWP I Term Loan). The KWP I Term Loan is secured by the KWP I project and all of its assets. In 2013, the related commodity swap expired and amounts under this loan are no longer available and no amounts had been drawn. The KWP I Term Loan provides for a $3 million letter of credit facility (KWP I LC Facility) to support certain obligations including KWP I’s land lease and commodity swap agreement. The KWP I LC Facility is subject to a quarterly unutilized commitment fee of 0.50%. As of December 31, 2013 and 2014, the issued letters of credit totaled $2.5 million.

Kahuku Term Loan. On July 26, 2010, the First Wind Operating Entities, through Kahuku, an indirect subsidiary, entered into a $117.3 million construction and term loan facility (Kahuku Term Loan) guaranteed by the U.S. Department of Energy (DOE). The loan is secured by the Kahuku project and all of its assets. The DOE also has a $10 million guarantee from First Wind. Principal repayment began in March 2012 and the Kahuku Term Loan matures in June 2028. Interest accrues at a rate per annum on the unpaid principal balance with the interest rates set on the dates of each loan advance.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

KWP II Term Loan. On November 21, 2011, the First Wind Operating Entities, through KWP II, an indirect subsidiary, entered into a construction and term loan facility with KeyBank and Union Bank. On July 31, 2012, the First Wind Operating Entities satisfied the term conversion conditions and the outstanding principal was converted to a term loan facility (KWP II Term Loan) and additional borrowings were provided in the aggregate amount of $47.8 million, which is the maximum term loan commitment. The KWP II Term Loan matures on July 31, 2018. The loan is secured by KWP II and all of its assets. Interest is payable quarterly at a rate of LIBOR plus an applicable margin of 3.00% through year 4 and 3.25% thereafter. In addition, a letter of credit facility of $6.1 million was provided (KWP II LC Facility). The KWP II LC Facility is subject to a quarterly letter of credit fee of 3.00% and a commitment fee of 0.625% of the average available balance for such quarter. As of December 31, 2013 and 2014, the outstanding balance of the KWP II LC Facility was $5.7 million and $5.8 million, respectively.

Hawaiian Island Holdings Loan. On November 21, 2011, the First Wind Operating Entities, through its Hawaiian Island Holdings, LLC subsidiary, entered into a $25 million secured promissory note with KeyBank as arranger (Hawaiian Island Holdings Loan). The note is guaranteed by First Wind and First Wind Capital, LLC. The Hawaiian Island Holdings Loan is scheduled to mature on November 19, 2015. The First Wind Operating Entities are required to make principal payments in the amount of $5 million prior to June 30, 2015 so that the outstanding balance at that date is no greater than $15.6 million. Interest is payable quarterly and at the maturity date at LIBOR plus an applicable margin of 8.00%.

Bull Hill Financing. On April 20, 2012, the First Wind Operating Entities entered into a construction financing agreement including a construction loan, an ARRA grant bridge loan and a letter of credit facility. On November 21, 2012, the First Wind Operating Entities sold substantially all of Bull Hill’s property, plant and equipment to a financial institution and simultaneously entered into a long-term lease with that financial institution for the use of the assets. The First Wind Operating Entities received proceeds in the amount of $95.2 million from the execution of the sale-leaseback transaction. These proceeds were used to the pay the outstanding obligation under the financing agreement with Union Bank in the amount of $67.7 million and to make an initial lease payment in the amount of $22.9 million. In 2013, a payment to Union Bank was made in the amount of $7.8 million that resulted from a purchase price adjustment and is reflected in the carrying value of debt on the accompanying combined balance sheets. As per the terms of the agreement, the First Wind Operating Entities will continue to operate the wind energy project and has the option to extend the lease or repurchase the assets sold at the end of the lease term. The First Wind Operating Entities has recorded its obligations under the lease as debt on the combined balance sheets.

In addition, a letter of credit facility was provided in the amount of $5.9 million by Bankers Commercial Corporation (Bull Hill LC Facility). The Bull Hill LC Facility is subject to quarterly LC fees of 2.50% from lease commencement through year 5, and 2.75% thereafter. As of December 31, 2013 and 2014, the outstanding balance on the Bull Hill LC facility was $5.6 million.

Northeast Wind Capital II Term Loan B. On November 14, 2013, the First Wind Operating Entities, through Northeast Wind Capital II, LLC (Northeast Wind Capital II), entered into a credit agreement in the amount of $320 million, net of a 1% discount. Proceeds from the Northeast Wind Capital II Loan were used to pay the then outstanding balances of term loans at certain of the First Wind Operating Entities. The effective interest rate of the Northeast Wind Capital II Term Loan B is 7.348% and it is scheduled to mature on November 14, 2020. Principal and interest payments are made quarterly at a rate equal to a base rate plus an applicable margin. In addition, the credit agreement provides for letter of credit facilities totaling $80 million during the first ninety days of the agreement which will reduce to $75 million thereafter (Northeast Wind Capital II LC). Letter of credit fees of 4.0% for issued letters of credit and commitment fees of 0.75% on the undrawn balance of the facilities will be payable quarterly. As of December 31, 2013 and 2014, the outstanding balance on the Northeast Wind Capital II LC was $69.3 million and $70.8 million, respectively.

FWPV Capital Bridge Loan. On April 30, 2014, FWPV Capital, LLC (FWPV Capital), entered into a financing agreement for a $40 million bridge loan. The loan matures no later than April 30, 2015; however proceeds from the

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

occurrence of certain earlier events are to be used to repay the loan. The loan is secured by the First Wind Operating Entities’ interest in FWPV Capital and by the assets of FWPV Capital. Interest on the FWPV Capital Bridge Loan is payable quarterly at a rate of LIBOR plus an applicable margin of 5.50%.

Mass Solar Loans. On August 22, 2013, Mass Solar 1, entered into a financing agreement for a $27 million construction and term loan facility (Mass Solar Construction Loan), a $20.2 million tax equity bridge loan (Mass Solar TE Bridge Loan), a $2 million working capital loan (Mass Solar Working Capital Loan), and a $3.4 million letter of credit facility (Mass Solar LC Facility). The loans are secured by the First Wind Operating Entities’ interest in Mass Solar 1 and by the assets of Mass Solar 1.

On August 15, 2014, the term conversion conditions were satisfied and the outstanding principal was converted to a term loan facility (Mass Solar Term Loan) in the amount of $27 million, which is the maximum term loan commitment. The Mass Solar Term Loan matures on August 15, 2024. In addition, the outstanding principal on the Mass Solar TE Bridge Loan was repaid in the amount of $13 million with tax equity transaction proceeds received on this date.

As of December 31, 2013, the First Wind Operating Entities had not drawn on the Mass Solar Working Capital Loan or the Mass Solar LC Facility. As of December 31, 2014, $0.4 million had been drawn on the Mass Solar Working Capital Loan. The Mass Solar Working Capital Loan is subject to a quarterly unutilized commitment fee of 0.75%. Interest on the Mass Solar Term Loan and Mass Solar Working Capital Loan is payable quarterly at a rate of LIBOR plus an applicable margin of 3.50% through year 3, 3.75% from years 4 through 6, and 4.00% thereafter. As of December 31, 2014, the outstanding balance of the Mass Solar LC Facility was $3.4 million and was subject to a letter of credit fee of 3.00%.

Aggregate Debt Repayments

The First Wind Operating Entities’ estimated aggregate debt repayments as of December 31, 2014 for the next five years and thereafter are as follows (in thousands):

2015	$65,417
2016	13,517
2017	14,296
2018	52,969
2019	15,730
Thereafter	381,545

$543,474

NOTE 7 —DERIVATIVE FINANCIAL INSTRUMENTS

As discussed in Note 3, in the normal course of business the First Wind Operating Entities employ a variety of financial instruments to manage exposure to fluctuations in interest rates and energy prices. The First Wind Operating Entities have not applied hedge accounting to these instruments and record changes in fair value related to derivative financial instruments in the combined statements of operations.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

The following tables reflect the amounts that are recorded in the First Wind Operating Entities’ combined balance sheets as of December 31, 2013 and 2014 (in thousands):

	December 31, 2013			December 31, 2014
	Interest			Interest
	Rate	Commodity		Rate	Commodity
	Derivatives	Derivatives	Total	Derivatives	Derivatives	Total
Balance Sheet:
Assets
Derivative assets	$—	$7,557	$7,557	$—	$8,586	$8,586
Long-term derivative assets	2,118	41,032	43,150	59	30,536	30,595

Total assets	$2,118	$48,589	$50,707	$59	$39,122	$39,181

Liabilities
Derivative liabilities	$644	$—	$644	$588	$—	$588
Long-term derivative liabilities	15	—	15	11,437	—	11,437

Total liabilities	$659	$—	$659	$12,025	$—	$12,025

The following tables reflect the amounts that are recorded in the First Wind Operating Entities’ combined statements of operations for the years ended December 31, 2013 and 2014 related to derivative financial instruments (in thousands):

	Year Ended
	December 31, 2013			December 31, 2014
	Interest			Interest
	Rate	Commodity		Rate	Commodity
	Derivatives	Derivatives	Total	Derivatives	Derivatives	Total
Statement of Operations:
Revenue:
Net cash settlements	$—	$5,656	$5,656	$—	$5,419	$5,419
Fair value changes	—	(11,245)	(11,245)	—	(9,467)	(9,467)

	—	(5,589)	(5,589)	—	(4,048)	(4,048)

Fair value changes	7,566	—	7,566	(13,925)	—	(13,925)
Interest expense, net of capitalized interest:
Net cash settlements	(2,589)	—	(2,589)	(669)	—	(669)

Net income (loss)	$4,977	$(5,589)	$(612)	$(14,594)	$(4,048)	$(18,642)

Interest Rate Swap and Cap Agreements

The First Wind Operating Entities are subject to market risks from changes in interest rates. The First Wind Operating Entities regularly assess these risks and have established business strategies regarding the use of derivative instruments to protect against adverse effects. Under interest rate swap agreements, the First Wind Operating Entities may agree to swap, at specified intervals, contractually stated fixed rates for the variable rates implicit in their debt financing agreements, based on agreed-upon notional amounts. Under interest rate cap agreements, the First Wind Operating Entities settle the difference, if positive or negative, between the underlying variable rates and contractually specified cap rates, based on agreed-upon notional amounts.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Commodity Swap Agreements

The First Wind Operating Entities enter into long-term cash-settled swap agreements to hedge commodity price variability inherent in electricity sales arrangements. If the First Wind Operating Entities sell electricity into an independent system operator (ISO) market and there is no PPA available, the First Wind Operating Entities may enter into a commodity swap to stabilize all or a portion of their estimated revenue stream. These price swap agreements involve periodic settlements for specified quantities of electricity based on a fixed price and are obligated to pay the counterparty market price for the same quantities of electricity.

As of December 31, 2013 and 2014, the First Wind Operating Entities were party to the following derivative contracts (in thousands, except notional amounts):

		Current or Remaining Notional Amount				December 31, 2013
	Underlying		Units	Periodic Settlement	Expiration	Derivative Assets	Derivative Liabilities	Long-term Derivative Assets	Long-term Derivative Liabilities

Commodity Derivatives:

Project:

Cohocton	NYISO Zone C Real-Time Power	1,465,793	MWH	Monthly	2020	$4,288	$—	$14,786	$—

Stetson I & II	ISO-NE Mass Hub Real-Time Power	738,852	MWH	Monthly	2019	2,593	—	22,909	—

Steel Winds I & II	NYISO Zone A Real-Time Power	466,170	MWH	Monthly	2019	676	—	3,337	—

Interest Rate Derivatives:

Entity:

KWP II	3-Month LIBOR	41,480,970	USD	Quarterly	2030	—	572	2,118	—

Mass Solar 1	3-Month LIBOR	13,503,028	USD	Quarterly	2023	—	72	—	15

						$7,557	$644	$43,150	$15

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

		Current or Remaining Notional Amount				December 31, 2014
	Underlying		Units	Periodic Settlement	Expiration	Derivative Assets	Derivative Liabilities	Long-term Derivative Assets	Long-term Derivative Liabilities

Commodity Derivatives:

Project:

Cohocton	NYISO Zone C Real-Time Power	1,254,600	MWH	Monthly	2020	$2,441	$—	$10,108	$—

Stetson I & II	ISO-NE Mass Hub Real-Time Power	605,207	MWH	Monthly	2019	5,329	—	18,256	—

Steel Winds I & II	NYISO Zone A Real-Time Power	388,475	MWH	Monthly	2019	816	—	2,172	—

Interest Rate Derivatives:

Entity:

Northeast Wind Capital II1	1-Month LIBOR	252,726,268	USD	Monthly	2020	—	—	—	9,723

Northeast Wind Capital II2	3-Month LIBOR	275,785,671	USD	Quarterly	2015	—	—	59	—

KWP II	3-Month LIBOR	40,295,665	USD	Quarterly	2030	—	467	—	1,333

Mass Solar 1	3-Month LIBOR	13,431,943	USD	Quarterly	2023	—	121	—	381

						$8,586	$588	$30,595	$11,437

(1)	Interest rate swap with floor
(2)	Interest rate cap

As a result of not applying hedge accounting to its derivative contracts, the First Wind Operating Entities have reported non-cash losses of $3.7 million and $23.4 million related to marking the values of its derivative contracts to market for the years ended December 31, 2013 and 2014, respectively. These losses were a result of fluctuations in the underlying forward electricity prices for which the commodity price swap contracts are intended to economically hedge, and changes in underlying interest rates for which the interest rate derivative contracts are intended to economically hedge.

As of December 31, 2014, the First Wind Operating Entities have posted letters of credit in the amount of $1.5 million as collateral related to certain commodity swaps. Certain of the First Wind Operating Entities’ derivative contracts contain provisions providing the counterparties a lien on specific assets as collateral. The First Wind Operating Entities have no credit risk-related contingent features within all derivatives that affect the First Wind Operating Entities’ derivative portfolio as of December 31, 2014.

NOTE 8 —ASSET RETIREMENT OBLIGATIONS

The following table presents a reconciliation of the beginning and ending aggregate carrying amounts of AROs for the year ended December 31, 2014 (in thousands):

Balance at January 1, 2014	$11,302
Additions—incurred during the year	69
Accretion	946

Balance at December 31, 2014	$12,317

Accretion expense is included in depreciation and amortization on the accompanying combined statements of operations. The First Wind Operating Entities record assets related to AROs in property, plant and equipment on the accompanying combined balance sheets.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

NOTE 9 —FAIR VALUE MEASUREMENTS

The First Wind Operating Entities hold interest rate and commodity price swaps that are carried at fair value. The First Wind Operating Entities determine fair value based upon quoted prices when available or through the use of alternative approaches when market quotes are not readily accessible or available.

Valuation techniques for fair value are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the First Wind Operating Entities’ best estimate, considering all relevant information. These valuation techniques involve some level of management estimation and judgment. The valuation process to determine fair value also includes making appropriate adjustments to the valuation model outputs to consider risk factors. The fair value hierarchy of the First Wind Operating Entities’ inputs used to measure the fair value of assets and liabilities during the current period consists of three levels:

•	Level 1—Quoted prices for identical instruments in active markets.

•	Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

If inputs used to measure an asset or liability fall within different levels of the hierarchy, the categorization is based on the least observable input that is significant to the fair value measurement of the asset or liability. The First Wind Operating Entities’ assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

In accordance with the fair value hierarchy described above, the following table shows the fair value of the First Wind Operating Entities’ financial assets and liabilities that are required to be measured at fair value as of December 31, 2013 and 2014 (in thousands):

	December 31, 2013				December 31, 2014
	Fair Value Measurements Using				Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Interest rate derivatives	$—	$2,118	$—	$2,118	$—	$59	$—	$59
Commodity price swap derivatives	—	29,515	19,074	48,589	—	26,573	12,549	39,122

	—	$31,633	$19,074	$50,707	$—	$26,632	$12,549	$39,181

Liabilities:
Interest rate derivatives	$—	$659	$—	$659	$—	$12,025	$—	$12,025

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

The following table sets forth a reconciliation of changes in the fair value of derivative instruments classified as Level 3 in the fair value hierarchy for the year ended December 31, 2014 (in thousands):

Balance as of January 1, 2014	$19,074
Net loss included in earnings	(6,525)

Balance as of December 31, 2014	$12,549

Changes in unrealized losses relating to derivatives still held as of December 31, 2014	$(6,525)

For all derivatives, the First Wind Operating Entities have created internal valuation models to estimate the fair value, using observable data to the extent available. At each quarter-end, the models are generally prepared and reviewed by employees who manage the commodity and interest rate risks, and are then reviewed for reasonableness independently of those employees. The valuation models use the income approach, which consists of forecasting future cash flows based on contractual notional amounts and prices as well as applicable and available market data as of the valuation date. Those cash flows are then discounted using the relevant benchmark interest rate (such as LIBOR) and are further adjusted to reflect credit or nonperformance risk. This risk is estimated by the First Wind Operating Entities using credit spreads and risk premiums that are observable in the market, whenever possible. The First Wind Operating Entities’ methodology to fair value its derivatives is to start with any observable inputs; however, in certain instances the published forward rates or prices may not extend through the remaining term of the contract and management must make assumptions to extrapolate the curve, which necessitates the use of unobservable inputs. Assets and liabilities are classified as Level 3 when the use of unobservable inputs becomes significant.

The following table summarizes the significant unobservable inputs used for the Level 3 derivative assets at December 31, 2014 (in thousands, except range):

Type of Derivative	Fair Value	Unobservable Input	Range

Commodity derivatives	$12,549	Electricity forward price ($/MWh)	$31.07 - 61.41

The First Wind Operating Entities measure the sensitivity of the fair value of their Level 3 commodity swaps to potential changes in commodity prices using a mark-to-market analysis based on the current forward commodity prices and estimates of the price volatility. The First Wind Operating Entities estimated that a one standard deviation move in the aggregate fair value of their Level 3 commodity swap positions from December 31, 2014 to March 31, 2015 would result in approximately $3.4 million of gain or loss, depending on the direction of the movement in the underlying commodity prices. An increase in power forward prices will produce a mark-to-market loss, while a decrease in prices will result in a mark-to-market gain.

NOTE 10 —COMMITMENTS AND CONTINGENCIES

Operating Leases

As of December 31, 2014, the First Wind Operating Entities were obligated under long-term non-cancelable operating leases, primarily for land, offices and office equipment. Rental expense for lease commitments under these operating leases for the years ended December 31, 2013 and 2014 was $3.3 million and $3.6 million, respectively.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Future minimum lease payments under these operating leases at December 31, 2014 for 2015 through 2019 and thereafter were as follows (in thousands):

2015	$2,218
2016	2,222
2017	2,217
2018	2,159
2019	2,147
Thereafter	29,362

$40,325

In certain of the First Wind Operating Entities’ land lease agreements, the First Wind Operating Entities are obligated to decommission all wind energy project equipment and restore the land to original condition, excluding removal of access roads, upon expiration, cancellation or termination of the land lease agreements. In connection with KWP I and KWP II, the First Wind Operating Entities were required to provide to the lessor letters of credit in the amount of $1.5 million, each to ensure performance under the contract and to guarantee resources for decommissioning and reclamation. The First Wind Operating Entities pay quarterly letter of credit fees based on an annual rate of 1.75%. These letters of credit will remain in effect during the full terms of the leases, including option extensions.

Power Purchase Agreements

The First Wind Operating Entities enter into long-term PPAs with customers, generally electric utility companies, to sell all or a fixed proportion of the electricity generated by one of the First Wind Operating Entities’ projects, sometimes bundled with RECs and capacity. Electricity payments are calculated based on the amount of electrical energy delivered at a designated delivery point and may include fixed and variable price terms. Certain of the PPAs provide for potential payments by the First Wind Operating Entities if they fail to meet minimum target levels.

The First Wind Operating Entities generally enter into PPAs prior to its wind energy projects’ beginning construction and/or commencing commercial operations. Pursuant to the terms of certain PPAs, the First Wind Operating Entities may be required to make payments to the relevant power purchaser under certain conditions, such as shortfall on delivery of electricity, failure to meet certain performance threshold requirements or failure to commence commercial operations by a scheduled date.

Turbine Warranty and Operations and Maintenance Agreements

The First Wind Operating Entities may enter into warranty and guarantee agreements (WGAs) with the suppliers of wind turbines and solar panels. These suppliers guarantee the delivery and performance of the related equipment in accordance with technical specifications defined in the WGA and they agree to perform services throughout the term of the WGA to maintain the performance of the equipment in accordance with these defined technical specifications. The WGAs generally commence on the start-up and commissioning of the project.

The First Wind Operating Entities enter into operations and maintenance (O&M) agreements with suppliers of its wind turbine generators, solar panels and related equipment. Under the terms of the O&M agreements, the suppliers perform all scheduled routine maintenance, repairs, and replacement and management of spare parts related to the wind turbine generators, solar panels and related equipment upon commencement of commercial operations.

In 2011, the First Wind Operating Entities entered into a combined operations and drive train services agreement (OSDTSA) with General Electric International, Inc. (GE). The OSDTSA is an extension of the support

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

services included in the WGA and O&M agreements. Under the OSDTSA, the First Wind Operating Entities are entitled to liquidated damages under warranties related to turbine output, availability and reliability of the turbines, and the wind turbine generator sound levels. All liquidated damages payable under these warranties are subject to aggregate maximum caps. The First Wind Operating Entities also receive a standard warranty with respect to workmanship of the turbine equipment. The OSDTSA extends these support services through 2019.

On February 8, 2013, First Wind and certain of its affiliates, including but not limited to certain subsidiaries of the First Wind Operating Entities, entered into a Master Agreement with respect to the turbines owned and operated by these subsidiaries. Under the Master Agreement, United Technologies Corporation was released from its guaranty obligations related to the Sheffield project and Clipper Windpower Holdings and Clipper Windpower, LLC (together, Clipper) were released from any outstanding and future warranty claims with respect to these turbines. In conjunction with entering into the Master Agreement, the First Wind Operating Entities’ affected subsidiaries transitioned from the existing O&M agreements with Clipper to O&M and parts supply arrangements with affiliates of First Wind.

Payments received for warranty claims filed are recorded in the combined statements of operations within other income or, in cases where the warranty claim covers lost revenues, the warranty claims are recorded within revenues. No warranty payments were received for the years ended December 31, 2013 and 2014. Fees under these agreements for the years ended 2013 and 2014 amounted to $10.2 million and $11.1 million, respectively, and are included in project operating expenses on the accompanying combined statements of operations.

The First Wind Operating Entities were committed to make the following future payments under the WGA, O&M, and OSDTSA agreements as of December 31, 2014 as follows (in thousands):

2015	$11,606
2016	11,614
2017	11,620
2018	11,628
2019	11,634
Thereafter	4,705

$62,807

Letters of Credit

The First Wind Operating Entities’ customers and vendors and regulatory agencies often require the First Wind Operating Entities to post letters of credit in order to guarantee performance under relevant contracts and agreements. The First Wind Operating Entities’ are also required to post letters of credit to secure obligations under various swap agreements and leases and may, from time to time, decide to post letters of credit in lieu of cash deposits in reserve accounts under certain financing arrangements. The amount that can be drawn under some of these letters of credit may be increased from time to time subject to the satisfaction of certain conditions. The First Wind Operating Entities were contingently liable for performance under letters of credit totaling $88.5 million as of December 31, 2013, of which $5.4 million were guaranteed by First Wind and the remaining $83.1 million were non-recourse liabilities of the First Wind Operating Entities. As of December 31, 2014, letters of credit totaled $100.6 million, all of which were non-recourse liabilities of the First Wind Operating Entities. Of this amount, $10.7 million was related to letters of credit guaranteed by one of the First Wind Operating Entities for certain of First Wind’s subsidiaries. As of December 31, 2014, the First Wind Operating Entities had total additional availability under committed letter of credit facilities of $7.8 million.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

As of December 31, 2014, the First Wind Operating Entities had the following outstanding letters of credit (in thousands):

PPAs and REC contracts	$48,638
Financing agreements	32,471
Commodity swap agreements	1,500
Regulatory agencies	11,308
Interconnection agreement	1,022
Other	5,632

$100,571

Guarantee Agreements

The First Wind Operating Entities have provided guarantees to certain of its institutional tax equity investors in connection with its tax equity financing transactions. These guarantees do not guarantee the returns targeted by the tax equity investors, but rather support any potential indemnity payments payable under the tax equity agreements.

Legal Proceedings

The First Wind Operating Entities are involved from time to time in litigation and disputes arising in the normal course of business, including proceedings contesting their permits or the operation of their projects. Management does not believe these proceedings will, if determined adversely, have a material adverse effect on the financial condition, results of operations and liquidity of the First Wind Operating Entities.

NOTE 11 —RELATED PARTY TRANSACTIONS

In the normal course of business the First Wind Operating Entities engage in transactions with related parties. Amounts related to the operations of the projects, as described below, are payable on demand.

Administrative Services Agreement

The First Wind Operating Entities have entered into an Administrative Services Agreement (ASA) with First Wind Energy, LLC (First Wind Energy), a subsidiary of First Wind, whereby First Wind Energy provides management services to the First Wind Operating Entities. As part of its management services, First Wind Energy provides legal, accounting, project management and other administrative services to the First Wind Operating Entities. Management fees incurred under the ASA for the years ended December 31, 2013 and 2014 of $2.1 million and $2.2 million, respectively, have been expensed and are included in project operating expenses in the accompanying combined statements of operations.

Management Services Agreement

Certain of the First Wind Operating Entities entered into a Management Services Agreement (MSA) with First Wind Energy, whereby First Wind Energy provides day-to-day management of the administrative function of the First Wind Operating Entities. As part of its management services, First Wind Energy provides legal, accounting, project management and other administrative services to the First Wind Operating Entities. During the years ended December 31, 2013 and 2014, $3.8 million and $4.2 million, respectively, have been incurred under this agreement and the expense is included in general and administrative expenses on the accompanying combined statements of operations.

FIRST WIND OPERATING ENTITIES

Notes to Combined Financial Statements

Project O&M Agreement

The First Wind Operating Entities have entered into a Project Operation and Maintenance (O&M) Agreement with First Wind O&M, LLC (FWO&M), a subsidiary of First Wind, whereby FWO&M acts as operations manager of the project upon achieving commercial operation. The First Wind Operating Entities reimburse FWO&M for direct third party costs related to managing the operations of the projects at cost. For the years ended December 31, 2013 and 2014, the First Wind Operating Entities incurred costs in the amount of $12 million and $14.9 million under these agreements. These costs are included in project operating expenses in the accompanying combined statements of operations.

Letters of Credit

The First Wind Operating Entities may be required to post letters of credit, as discussed in Note 10. First Wind has guaranteed letters of credit for certain First Wind Operating Entities in the amount of $5.4 million as of December 31, 2013. The First Wind Operating Entities have guaranteed letters of credit for certain of First Wind’s subsidiaries in the amount of $10.7 million as of December 31, 2014.

Development Services Agreement

The First Wind Operating Entities entered into a Development Services Agreement (DSA) with First Wind Energy whereby First Wind Energy earned a development fee for developing Mass Solar 1. Development fees incurred under the DSA in the amount of $6.3 million were paid during the year ended December 31, 2013 and are included within construction in progress on the accompanying combined balance sheets.

Land Leases

In 2014, the First Wind Operating Entities, through Mass Solar 1 and its subsidiaries, entered into four 20 year land leases with Renewable Land Holdings II, LLC, a wholly-owned subsidiary of First Wind, that expire in 2034. Future payments under these leases amount to approximately $0.2 million per year. During the year ended December 31, 2014, $0.1 million has been expensed and is included in project operating expenses in the accompanying combined statements of operations.